Exhibit 99.1

Contact:

Investors	Media
Eugenia Shen	Susan Berg
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-6594

For Immediate Release:

BioMarin Announces First Quarter 2010 Financial Results

First Quarter Profitability Driven by Continued Growth of Naglazyme

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET

Financial Highlights ($ in millions, except per share data, unaudited)

Item	Q1 2010	Q1 2009 Comparison
Total BioMarin Revenue	$85.0	14.8% increase
Total Net Product Revenue	$84.1	16.9% increase
Naglazyme Net Product Revenue	$48.6	23.4% increase
Aldurazyme BioMarin Net Product Revenue*	$14.2	$17.0
Kuvan Net Product Revenue	$21.2	36.8% increase
Firdapse Net Product Revenue	$0.1	NA
GAAP Net Income (Loss)	$1.2	$(13.2)
GAAP Net Income (Loss) per share	$0.01 (basic and diluted)	$(0.13) (basic and diluted)
Non-GAAP Net Income	$8.8	$9.3
Non-GAAP Net Income per share	$0.09 (basic), $0.08 (diluted)	$0.09 (basic and diluted)

*	Net product transfer revenue had a negative $1.7 million impact on net Aldurazyme revenue to BioMarin in Q1 2010 and a positive $2.5 million impact on net Aldurazyme revenue to BioMarin in Q1 2009.

Novato, Calif., April 29, 2010 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced financial results for the first quarter of 2010. GAAP net income was $1.2 million ($0.01 per diluted share) for the first quarter of 2010, compared to GAAP net loss of $13.2 million ($0.13 per diluted share) for the first quarter of 2009. Non-GAAP net income was $8.8 million ($0.08 per diluted share) for the first quarter of 2010, compared to non-GAAP net income of $9.3 million ($0.09 per diluted share) for the first quarter of 2009. Non-GAAP net income excludes non-cash stock compensation expense, certain nonrecurring material items and the tax effect of the adjustments. The reconciliation of the non-GAAP measures to the GAAP net income is detailed in the table provided near the end of the press release.

As of March 31, 2010, BioMarin had cash, cash equivalents and short and long-term investments totaling $452.4 million.

“The year 2010 is off to a solid start, with several milestones already reached, including the recent launch of Firdapse in the EU and positive results from the Phase I/II trial for GALNS for the treatment of MPS IVA, with details in a separate press release issued this afternoon,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “In addition to the positive results from the Morquio Phase I/II trial released today, we also look forward to additional clinical milestones in 2010 including results from the Phase I trial of BMN-195 for DMD in the second quarter of 2010, results from the Phase II PEG-PAL trial in the third quarter of 2010, the IND filing for BMN-673 and the initiation of the Phase III trial for GALNS in the fourth quarter of 2010.”

Net Product Revenue

Net product revenue from Naglazyme (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), was $48.6 million for the first quarter of 2010, an increase of 23.4 percent compared to Naglazyme net product revenue of $39.4 million for the first quarter of 2009. Naglazyme sales in the three months ended March 31, 2010 were not significantly impacted by changes in foreign currency rates, net of hedges.

Net sales of Aldurazyme (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I (MPS I) recorded by Genzyme, were $39.9 million for the first quarter of 2010, an increase of 8.4 percent compared to net sales of Aldurazyme by Genzyme of $36.8 million for the first quarter of 2009. Changes in foreign currency rates caused an increase to Aldurazyme sales by Genzyme of $1.7 million in the three months ended March 31, 2010.

Net product revenue to BioMarin related to Aldurazyme was $14.2 million for the first quarter of 2010, compared to net product revenue to BioMarin of $17.0 million for the first quarter of 2009. During the first quarter of 2010, units shipped to third party customers by Genzyme exceeded BioMarin inventory transfers to Genzyme, which resulted in a decrease in BioMarin net product revenue from the royalty payable to BioMarin by Genzyme of $1.7 million. During the first quarter of 2009, BioMarin inventory transfers exceeded units shipped to third party customers by Genzyme, which resulted in an increase of $2.5 million in BioMarin net product revenue from the royalty payable to BioMarin by Genzyme.

Net product revenue from Kuvan (sapropterin dihydrochloride) Tablets, a product for the treatment of phenylketonuria (PKU), was $21.2 million for the first quarter of 2010, an increase of 36.8 percent compared to $15.5 million for the first quarter of 2009. The quantity of commercial tablets dispensed to patients in the U.S., increased 36.9 percent in the first quarter of 2010 compared to the first quarter of 2009 and decreased 7.2 percent in the first quarter of 2010 compared to the fourth quarter of 2009. Kuvan sales and patient referral trends improved in April, and the company continues to expect that 2010 Kuvan revenue will be in the range of $98 million to $108 million.

2010 Guidance

BioMarin maintains the previously provided 2010 guidance for all items.

Revenue Guidance ($ in millions)

Item	2010 Guidance
Total BioMarin Revenues	$374 to $405
Total Net Product Revenues	$368 to $398
Naglazyme Net Product Revenue	$190 to $200
Kuvan Net Product Revenue	$98 to $108
Aldurazyme Net Product Revenue to BioMarin	$70 to $75
Firdapse Net Product Revenue	$10 to $15

Selected Income Statement Guidance ($ in millions)

Item	2010 Guidance
Cost of Sales (% of Total Revenue)	19% to 21%
Selling, General and Admin. Expense	$145 to $150
Research and Development Expense	$140 to $145
Amortization/Contingent Consideration*	$7 to $9
Interest Income	$3 to $4
GAAP Net Income (Loss)	$2 to $12
Stock Compensation Expense	$37
Non-GAAP Net Income	$39 to $49

*	Represents ongoing amortization and changes in fair value of contingent consideration associated with the Huxley and LEAD acquisitions.

Firdapse Launch Update

BioMarin launched Firdapse for LEMS in the EU in mid-April, starting with Germany and the UK. Firdapse pricing has been filed in Germany at 23 Euros per 10mg tablet. Since dosages can range from 15 mg to 60 mg a day, the annual cost of therapy can vary widely from patient to patient. BioMarin estimates that the annual cost will range between 10,000 and 50,000 Euros per year.

Anticipated Upcoming Milestones

2Q 2010: Results from Phase 1 trial for BMN-195 for DMD

3Q 2010: Initiation of Kuvan neurocognitive outcomes study

3Q 2010: Results from PEG-PAL Phase II trial

4Q 2010: Initiation of pivotal Phase III trial for GALNS for MPS IVA

4Q 2010: File IND for BMN-673 (PARP inhibitor)

1Q 2011: Initiation of Phase Ib trial for BMN-673

1H 2011: Availability of blood Phe monitor

Research and Development Programs

BioMarin continues to make significant investments in research and development to ensure continued growth of the company. The current pipeline includes programs which are in various stages of development and are focused on treating a range of unmet medical needs. BioMarin is also making significant investments in manufacturing and laboratory facilities to support the advancement of these programs. The company plans to host an R&D Day on October 19, 2010 to highlight ongoing R&D programs.

Advanced Programs

•

Firdapse: BioMarin launched Firdapse for LEMS in the EU, starting with Germany and the UK earlier this month. The company expects to meet with the FDA regarding the development strategy in the U.S. in the second quarter of 2010.

•

GALNS for MPS IVA: BioMarin reported positive results from the Phase I/II trial. Highlights include: (1) keratan sulfate levels fell within a few weeks after the start of therapy and decreased further as the study progressed, compared to baseline; (2) patients demonstrated a clinically meaningful improvement in two different measures of endurance and two different measures of pulmonary function as compared to baseline and (3) the frequency and severity of infusion reactions appear comparable to those observed with Naglazyme and Aldurazyme. BioMarin expects to initiate a pivotal Phase III study in the fourth quarter of 2010.

•

Kuvan outcomes study/ Lifecycle development: BioMarin expects to initiate a randomized, placebo-controlled, 13-week Kuvan outcomes study in the third quarter of 2010. Endpoints include clinically validated measures of neuropsychiatric symptoms. Several other programs are underway to expand and protect the market and to improve the ability of healthcare providers and patients to better manage PKU. These programs include a state-of-the-art handheld device to measure blood Phe levels in PKU patients. Human studies of this device are planned for 2010. Regulatory approval and commercial availability of the handheld blood Phe monitor are expected in the first half of 2011.

Mid-Stage Programs

•

PEG-PAL for PKU: The ongoing Phase II clinical trial is an open-label, multi-center study to be conducted in approximately 35 patients in a series of dose-escalating cohorts. The primary treatment period of eight once weekly injections at a fixed dose will be followed by eight weeks of dose and frequency optimization and an extension period. Results from the Phase II PEG-PAL trial are expected in Q3 2010.

•

BMN-195 - Utrophin upregulator for Duchenne Muscular Dystrophy: BioMarin initiated the Phase I trial in healthy volunteers in the first quarter of 2010 and expects to report results in the second quarter of 2010. BMN-195 is an orally available small molecule which may upregulate utrophin, a potential substitution for the missing dystrophin protein in DMD patients.

Preclinical Programs

•

BMN-185 - IgA protease for IgA nephropathy: BioMarin is completing early preclinical work. IgA proteases have been shown to cleave IgA complexes, the deposition of which causes IgA nephropathy, an orphan kidney disorder with few treatment alternatives.

•

BMN-673 (PARP inhibitor): The company expects to file an IND for BMN-673 by the end of 2010 and initiate a Phase 1b trial in the first quarter of 2011. BMN-673 has shown evidence of superiority over other compounds in development in preclinical experiments.

•

Undisclosed programs: BioMarin is working on multiple early development opportunities, of which two undisclosed biologics are advancing toward IND-enabling decisions. The company plans to announce the next candidate for IND-filing at the upcoming R&D Day on October 19, 2010.

Non-GAAP Financial Information and Reconciliation

The above results for the quarters ended March 31, 2010 and March 31, 2009 and financial guidance for the year ending December 31, 2010 are presented both as determined in accordance with GAAP and on a non-GAAP basis. As used in this release, non-GAAP income is calculated in accordance with GAAP, but excludes non-cash stock compensation expense, certain nonrecurring material items and the tax effect of the adjustments. The following tables detail the reconciliation of non-GAAP to GAAP financial metrics:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(In millions)

(Unaudited)

		Three Months Ended March 31,		Year Ending December 31,
	Notes:	2009	2010	2010
				(forecast)
GAAP Net Income (Loss)		$(13.2)	1.2	$2.0 to 12.0
Stock-based compensation expense		7.8	8.5	37.0
Upfront license fees	(1)	8.8	—	—
Impairment charges	(2)	5.9	—	—
Net gain on the sale of equity investments		—	(0.9)	—
Income tax effect of Non-GAAP adjustments	(3)	—	—	—

Non-GAAP net income		$9.3	$8.8	$39.0 to 49.0

Notes:

(1)	Represents upfront license payments related to our collaboration agreement with La Jolla Pharmaceutical Company in the first quarter of 2009.
(2)	Includes impairment losses on investments in Summit plc. and La Jolla Pharmaceutical Company recognized during the first quarter of 2009.
(3)	Represents the tax effect of the adjustments.

BioMarin believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, Naglazyme, Kuvan and Aldurazyme and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the company believes that the additional information enhances investors’ overall understanding of the company’s business and prospects for the future. Further, the company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes.

Diluted Earnings Per Share Calculation

The calculation of both GAAP and non-GAAP diluted earnings per share for the first quarter of 2010 and the first quarter of 2009 excludes the 26.3 million shares related to the outstanding convertible debt as their impact is considered anti-dilutive.

Conference Call Details

BioMarin will host a conference call and webcast to discuss first quarter 2010 financial results today, Thursday, April 29, at 5:00 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: April 29, 2010

Time: 5:00 p.m. ET

U.S. / Canada Dial-in Number: 866.804.6921

International Dial-in Number: 857.350.1667

Participant Code: 38613991

Replay Dial-in Number: 888.286.8010

Replay International Dial-in Number: 617.801.6888

Replay Code: 77798822

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine phosphate), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Other product candidates include PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU; GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in clinical development for the treatment of MPS IVA and BMN 195, which is currently in Phase I clinical development for the treatment of Duchenne Muscular Dystrophy. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to Naglazyme, Kuvan, Firdapse, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of PEG-PAL, GALNS, BMN-195 and other product candidates; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, Firdapse, and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme, Kuvan, and Firdapse; Genzyme Corporation’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme, Kuvan and Firdapse; actual sales of Aldurazyme, Naglazyme Kuvan and Firdapse; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2009 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin® , Naglazyme® and Kuvan® are registered trademarks of BioMarin Pharmaceutical Inc.

Firdapse™ is a trademark of BioMarin Huxley Ltd.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2009	March 31, 2010
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$167,171	$108,963
Short-term investments	133,506	214,679
Accounts receivable, net	73,540	82,606
Inventory	78,662	79,761
Other current assets	14,848	14,422

Total current assets	467,727	500,431
Investment in BioMarin/Genzyme LLC	441	1,215
Long-term investments	169,849	128,722
Property, plant and equipment, net	199,141	203,949
Intangible assets, net	40,977	77,416
Goodwill	23,722	40,360
Other assets	15,306	14,112

Total assets	$917,163	$966,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$78,068	$78,541
Deferred revenue	86	158

Total current liabilities	78,154	78,699
Convertible debt	497,083	497,083
Other long-term liabilities	19,741	45,183

Total liabilities	594,978	620,965

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at December 31, 2009 and March 31, 2010; 100,961,922 and 101,551,221 shares issued and outstanding at December 31, 2009 and March 31, 2010, respectively	101	102
Additional paid-in capital	899,950	917,738
Company common stock held by deferred compensation plan	(1,715)	(1,072)
Accumulated other comprehensive income	933	4,405
Accumulated deficit	(577,084)	(575,933)

Total stockholders’ equity	322,185	345,240

Total liabilities and stockholders’ equity	$917,163	$966,205

(1)	December 31, 2009 balances were derived from the audited consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2009 and 2010

(In thousands, except for per share data, unaudited)

	Three Months Ended March 31,
	2009	2010
Revenues:
Net product revenues	$71,914	$84,073
Collaborative agreement revenues	509	201
Royalty and license revenues	1,557	679

Total revenues	73,980	84,953
Operating expenses:
Cost of sales (excludes amortization of developed product technology)	14,362	17,412
Research and development	34,358	30,097
Selling, general and administrative	28,568	34,000
Intangible asset amortization and contingent consideration expense	1,093	654

Total operating expenses	78,381	82,163

Income (Loss) from operations	(4,401)	2,790
Equity in the loss of BioMarin/Genzyme LLC	(547)	(691)
Interest income	2,153	1,190
Interest expense	(4,087)	(2,429)
Impairment loss on equity investments	(5,853)	—
Net gain from sale of investments	—	927

Income (loss) before income taxes	(12,735)	1,787
Provision for income taxes	417	636

Net income (loss)	$(13,152)	$1,151

Net income (loss) per share, basic and diluted	$(0.13)	$0.01

Weighted average common shares outstanding, basic	99,902	101,144

Weighted average common shares outstanding, diluted	99,933	103,720

	Three Months Ended March 31,
	2009	2010
Cost of sales	$564	$1,028
Research and development expense	2,475	3,182
Selling, general and administrative expense	4,757	4,336

Total stock-based compensation expense	$7,796	$8,546

###